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                                                                     EXHIBIT 5.1

                  [LETTERHEAD OF FULBRIGHT & JAWORSKI L.L.P.]


December 27, 1996



Kelley Oil & Gas Corporation
601 Jefferson, Suite 1100
Houston, Texas  77002

Ladies and Gentlemen:

     We have acted as counsel for Kelley Oil & Gas Corporation, a Delaware corporation (the "Company"), in connection with the proposed issuance by the Company of up to $125 million principal amount of its 10 3/8% Senior Subordinated Notes Due 2006, Series B (the "Series B Notes"), in exchange for an equivalent amount of its outstanding 10 3/8% Senior Subordinated Notes Due 2006, Series A (the "Series A Notes"). The terms of the offer to exchange the Series B Notes for the Series A Notes (the "Exchange Offer") are described in the Registration Statement on Form S-4 (Registration Number 333-18481) filed by the Company with the Securities and Exchange Commission (the "Registration Statement"), for the registration of the Series B Notes under the Securities Act of 1933 (the "1933 Act"). The Series A Notes have been, and the Series B Notes will be, issued pursuant to an Indenture dated as of October 15, 1996 (the "Indenture"), between the Company and United States Trust Company of New York, as trustee (the "Trustee").

     In connection with the foregoing, we have examined (i) the Certificate of Incorporation and Bylaws of the Company, each as amended to date, (ii) the Indenture, (iii) the Registration Statement and (iv) such certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

     Based upon the foregoing, subject to the qualifications hereinafter set forth, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Series B Notes have been duly authorized for issuance and, when the Registration Statement has become effective under the 1933 Act and the Series B Notes have been duly executed and authorized in accordance with the Indenture and issued and sold in exchange for the Series A Notes as contemplated by the Registration Statement and in accordance with the Exchange Offer, the Series B Notes will constitute valid and legally binding obligations of the Company, subject to (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, rearrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunctive relief, and (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).

     The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
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Kelley Oil & Gas Corporation
December 27, 1996
Page 2


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements made with respect to us under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement.


                                Very truly yours,

                                /s/ FULBRIGHT & JAWORSKI L.L.P.

                                Fulbright & Jaworski L.L.P.